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                                                                    EXHIBIT 99.1




INVESTOR CONTACT:                                    NEWS MEDIA CONTACT:
David R. White                                       Tomi Galin
Chairman, President and Chief Executive Officer      Vice-President, Marketing
   or                                                   & Communications
W. Carl Whitmer                                      (615) 467-1255
Chief Financial Officer
(615) 844-2747

                     IASIS HEALTHCARE CORPORATION ANNOUNCES
                      TENDER OFFER AND CONSENT SOLICITATION

FRANKLIN, Tennessee (May 6, 2004) -- IASIS Healthcare(R) Corporation ("IASIS") announced today that, in connection with its recently announced acquisition by an investor group led by Texas Pacific Group ("TPG"), it has commenced a cash tender offer and consent solicitation for any and all of its $230 million aggregate principal amount of 13% Senior Subordinated Notes due 2009 (CUSIP No. 450725AB2 and ISIN US450725AB24) (the "13% Notes") and its $100 million aggregate principal amount of 8-1/2% Senior Subordinated Notes due 2009 (CUSIP No. 450725AD8 and ISIN US450725AD89) (the "8-1/2% Notes" and, together with the 13% Notes, the "Notes").

         The purchase price to be paid for each $1,000 principal amount of Notes validly tendered in the offer will be based on a fixed spread of 50 basis points over the yield on the pricing date of the 1-7/8% U.S. Treasury Note due September 30, 2004, for the 13% Notes and the 4-5/8% U.S. Treasury Note due May 15, 2006, for the 8-1/2% Notes, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes, minus the consent payment described below. The price determination date will be June 1, 2004 (unless IASIS extends the expiration date prior to the price determination date, in which case the price determination date will be the third business day prior to the expiration date).

         In connection with the offer, IASIS is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indentures governing the Notes. IASIS is offering to make a consent payment of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to 5:00 p.m., New York City time, on May 19, 2004, unless extended (the "Consent Payment Deadline"). Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

         The offer is scheduled to expire at midnight, New York City time, on June 3, 2004, unless extended or earlier terminated. However, no consent payments will be made in respect of Notes tendered after the Consent Payment Deadline. Tendered Notes may not be withdrawn and consents may not be revoked after the execution of the supplemental indenture containing the proposed indenture amendments, except in limited circumstances. IASIS may extend the offer by a significant period, which is not expected to end later than July 31, 2004.

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IASIS Announces Tender Offer and Consent Solicitation
Page 2
May 6, 2004



         The offer is subject to the satisfaction of certain conditions including the receipt of financing and the refinancing of the credit facility of IASIS, satisfaction of the merger condition and the receipt of consents of Holders representing a majority in principal amount of each series of the outstanding Notes. The terms of the offer are described in the Offer to Purchase and Consent Solicitation Statement dated May 6, 2004, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the offer, at (866) 937-2200 (US toll free) and (212) 430-3774 (collect).

         IASIS has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the offer. Questions regarding the offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-4813 (collect).

         This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 6, 2004.

COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

         IASIS Healthcare(R) Corporation, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services to meet the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS Healthcare(R) owns or leases 15 acute care hospitals and one behavioral health hospital with a total of 2,257 beds in service and has total annual revenues of approximately $1.2 billion. These hospitals are located in five regions: Salt Lake City, UT; Phoenix, AZ; Las Vegas, NV; Tampa-St. Petersburg, FL; and four cities in Texas, including San Antonio. The Company also has an ownership interest in three ambulatory surgery centers and owns and operates a Medicaid managed health plan in Phoenix that serves over 92,000 members. For more information on IASIS Healthcare(R) Corporation, please visit the Company's website at www.iasishealthcare.com.

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in filings made from time to time by IASIS with the Securities and Exchange Commission. IASIS takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.


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